Exhibit 8.1

Form of Tax Opinion

[Bruchou, Fernández Madero & Lombardi Letterhead]

City of Buenos Aires,                      , 201

Securities and Exchange Commission

Washington, D.C. 20549

USA

Ladies and Gentlemen:

We have acted as Argentine legal advisers of Central Puerto S.A. (the “Company”), a corporation organized under the laws of the Republic of Argentina (“Argentina”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of a Registration Statement on Form F-1 (File No. 333-                     ) (as amended to the date hereof, the “Registration Statement”).

We confirm that we have reviewed the information in the Registration Statement under the caption “Taxation —Material Argentine Tax Considerations.” We also confirm to you that, insofar as it relates to Argentine tax law, the discussion set forth in the Registration Statement under the caption “Taxation —Material Argentine Tax Considerations”, subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion.

Our opinion expressed in the Registration Statement under the caption “Taxation-Material Argentine Tax Considerations” is limited to the federal laws of Argentina and is based upon existing provisions of federal laws and regulations, including the Argentine Income Tax Law, and opinions of the National Treasury General Attorney Office as of the date hereof, all of which are subject to subsequent different interpretations, amendments and applications with effect from the date of effectiveness of the underlying laws and regulations.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter.

We hereby consent to the filing of this opinion as Exhibit 8.1. to the Registration Statement.

Very truly yours,

Bruchou, Fernandez Madero & Lombardi

José María Bazan, a partner